Exhibit 99.1

IBM Credit LLC

Summary Financials - Fourth Quarter & Full Year 2017

(Unaudited)

	For the fourth quarter ended December 31,				For the year ended December 31,
($ in millions)	2017	2016	Yr.-to-Yr.		2017	2016	Yr.-to-Yr.
Revenue	$427	$439	(2.7)%		$1,702	$1,840	(7.5)%
Net margin	$280	$281	(0.6)%		$1,109	$1,170	(5.2)%
Net margin percentage	65.4%	64.0%	1.4	pts.	65.2%	63.6%	1.6	pts.
Net income from continuing operations (1)	$374	$136	175.2%		$750	$498	50.7%
Return on equity (1),(2)	44.1%	14.0%	30.2	pts.	22.2%	13.7%	8.5	pts.
Total assets					$39,516	$35,279	12.0%
Total debt					$30,477	$27,030	12.8%
Total member’s interest (1)					$3,562	$3,703	(3.8)%
Debt-to-equity (1),(3)					8.6x	7.3x

(1)                                 The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a one-time benefit of $162 million in the fourth quarter. The net benefit encompasses several elements, including primarily the revaluation of deferred tax assets and liabilities, and a tax on accumulated foreign earnings. As a result, Net Income, Return on Equity and Member’s Interest increased and Debt-to-Equity was reduced in the fourth quarter and for the full-year 2017.

(2)                                 The company’s return on equity is calculated by dividing net income from continuing operations by the average member’s interest for the last two quarters and five quarters on a continuing operations basis, for the quarter and year ending, respectively, for the reporting periods presented.

(3)                                 The company’s debt-to-equity ratio is calculated by dividing the total amount of debt outstanding by the total amount of member’s interest in the company as of the end of the reporting periods presented.

Within the table presented, amounts may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

Forward-looking and Cautionary Statements

Certain statements contained in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. The company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission and in materials delivered to lenders and in press releases. In addition, the company’s and IBM representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and similar expressions, may identify such forward-looking statements. Any forward-looking statement in this report speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements. In accordance with the Reform Act, set forth under Item 1A, “Risk Factors” in the company’s Form 10 filed with the SEC on May 5, 2017, and as amended on June 22, 2017, are cautionary statements that accompany those forward-looking statements. Readers should carefully review such cautionary statements as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this report, in the company’s filings with the Securities and Exchange Commission or in materials incorporated therein by reference.